Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-174039) of Thermon Group Holdings, Inc. pertaining to the Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan and Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan and the registration statement on Form S-3 (File No. 333-181821) and in any preliminary prospectus and prospectuses and any further amendments or supplements thereto (collectively, the “Prospectus”) of our report dated October 31, 2010, with respect to the consolidated financial statements of Thermon Group Holdings, Inc., which report appears in the Annual Report on Form 10-K of Thermon Group Holdings, Inc. for the fiscal year ended March 31, 2012.

/s/ Shanghai JiaLiang CPAs

Shanghai, Peoples Republic of China

June 8, 2012